Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Third Quarter 2020

Announced Quarterly Cash Dividend of $0.07 per Share
Centennial, CO - November 2, 2020 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.0% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in the U.S., announced today consolidated results for the fiscal third quarter and nine months ended September 24, 2020.
COVID-19 Pandemic and Related Liquidity Measures
Beginning in mid-March 2020, each of the Company’s founding members and all of its network affiliates announced that their theaters would be temporarily closed to address the COVID-19 pandemic and almost all of the theaters within the Company’s network remained closed until late August 2020. The Company generated no in-theater advertising revenue for the period that the theaters were closed. On September 4, 2020, the Company resumed advertising within the theaters that were open in its network, however, in-theater advertising revenue continues to be adversely impacted as attendance remains restricted by government mandated patron capacity limitations and a continued lack of new major motion picture releases. As of September 24, 2020, approximately two-thirds of the theaters within the Company’s network had reopened. In October 2020, Regal announced the re-closure of its theaters in the United States. As of October 30, approximately 53% of the theaters in the Company's network were open.
NCM LLC’s theater access fees, network affiliate payments and Platinum Spot revenue share payments are driven by attendance, active screens and revenue, and therefore, were not incurred for the duration that the theaters were closed and will be reduced for the period of time that attendance is lower than historical levels and may be reduced for periods where screens are in use for only part of the month.
The Company continues to preserve cash and ensure sufficient liquidity to endure the impacts of the COVID-19 pandemic, even if prolonged. Since the beginning of the pandemic, the Company has significantly reduced compensation cost through a combination of temporary furloughs, permanent layoffs and salary reductions. In total, the Company’s total headcount has been permanently reduced by approximately 20% as compared to headcount levels prior to the COVID-19 pandemic. Further, the Company suspended non-essential operating expenditures, terminated or deferred certain non-essential capital expenditures, and worked with its landlords, vendors, and other business partners to manage, defer, and/or abate certain costs during the disruptions caused by the COVID-19 pandemic. As of September 24, 2020, the Company had $220.7 million of cash, cash equivalents and investments ($157.4 million at NCM LLC and $63.3 million at NCMI).
We believe that the exhibition industry has historically fared well during periods of economic stress, and management remains optimistic, though cannot guarantee, that the founding members and network affiliates will rebound and attendance figures will benefit from pent-up social demand as state and local restrictions and other social distancing orders subside and people seek togetherness with a return to normalcy. However, the ultimate significance of the COVID-19 pandemic, including the extent of the adverse impact on the Company’s financial and operational results, will be dictated by the currently unknowable duration of the pandemic, the effect of the pandemic on the overall economy and the advertising market and responsive governmental regulations, including mandated business closures which could recur after the initial reopening causing subsequent closure periods, social distancing guidelines, theater capacity restrictions, shifting movie slates, voluntary theater closures and the level of theater attendance. Our business also could be significantly affected should the disruptions caused by the COVID-19 pandemic lead to changes in consumer behavior (such as the movie audience’s willingness to return to the movie theaters and the impacts of social distancing, facemask requirements and other measures on the movie going experience), or further reductions to the customary theatrical release window. The COVID-19 pandemic also makes it more challenging for management to estimate the future performance of our business, particularly over the near to medium term. The Company continues to monitor the rapidly evolving situation and its potential impacts on its financial position, results of operations, liquidity and cash flows.
Q3 2020 Results
Total revenue for the third quarter ended September 24, 2020 decreased 94.6% to $6.0 million as compared to $110.5 million for the comparable quarter last year. Operating loss increased 153.3% to a loss of $21.3 million for the third quarter of 2020 from income of $40.0 million for the third quarter of 2019. Adjusted OIBDA decreased 121.7% to negative $11.2 million for the third quarter of 2020 from positive $51.7 million for the third quarter of 2019. Net loss for the third quarter of 2020 was $12.7 million, or $0.16 per diluted share, compared to net income of $9.2 million, or $0.12 per diluted share, for the third quarter of 2019. As adjusted to exclude CEO transition-related costs, net loss per share for the third quarter of 2020 and net income per share for the third quarter of 2019 would have remained the same. Adjusted OIBDA is a non-GAAP measure. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Total revenue for the first nine months ended September 24, 2020 decreased 74.9% to $74.7 million from $297.6 million for the comparable period last year. Operating loss increased 145.4% to a loss of $40.2 million for the first nine months of 2020 from income of $88.6 million for the first nine months of 2019. Adjusted OIBDA decreased 107.7% to negative $9.5 million for the first nine months of 2020 from $124.0 million for the first nine months of 2019. Net loss for the first nine months of 2020 was $30.2 million, or $0.39 per diluted share, compared to net income of $17.0 million, or $0.22 per diluted share, for the first nine months of 2019. As adjusted to exclude the impairment of long-lived assets and CEO transition-related costs, net loss per share for the nine months ended September 24, 2020 would have decreased to $0.38 per share and net income for the nine months ended September 26, 2019 would have remained the same. Adjusted OIBDA is a non-GAAP measure. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.07 per share of common stock. The dividend will be paid on December 1, 2020 to stockholders of record on November 16, 2020. The dividend was reduced in the first quarter of 2020 from previous quarters due to the reduced cash flows to NCM LLC from the theater closures from the COVID-19 pandemic and the corresponding limitations on available cash distributions from NCM LLC to NCM, Inc. under the Credit Agreement amendment. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its free cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will consider general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the COVID-19 pandemic and restrictions under the NCM LLC Credit Agreement.
From the CEO
Commenting on the Company’s third quarter 2020 operating results and response to COVID-19, NCM CEO Tom Lesinski said, “We continue to be laser focused on effectively navigating the impact of the pandemic by preserving cash to ensure we maintain our strong liquidity position, while at the same time, actively working with brands in the 2021 upfront marketplace. While we cannot control the timing of movie releases or theater openings, we can and will continue to position our business to capture additional market share. There continues to be strong consumer demand for the unique out-of-home entertainment experience that only the big screen can provide, and that demand will drive NCM’s ability to deliver shareholder value as consumers return to the movie theaters across the nation.”
2020 Outlook
Due to the current unprecedented market conditions related to the COVID-19 pandemic and the resulting uncertainty regarding the duration and ultimate impact of governmental regulations, including mandated business closures and theater capacity restrictions that affect our network theaters and clients, shifting movie slates, as well as the impact of changes in consumer behavior (such as social distancing) on attendance following the reopening of the theaters, the Company is not providing updated guidance for the fiscal year ending December 31, 2020.
Supplemental Information
Integration and other encumbered theater payments due from AMC associated primarily with Carmike Theaters for the quarter and nine months ended September 24, 2020 were $0.0 million and $1.4 million, respectively, and from Cinemark and AMC associated primarily with Rave Theaters and Carmike Theaters for the quarter and nine months ended September 26, 2019 were $5.6 million and $13.7 million, respectively. Integration and other encumbered theater payments decreased $12.3 million from the nine months ended September 24, 2019 to the nine months ended September 24, 2020 because the Company generated negative Adjusted OIBDA during these periods due to the closure of the encumbered theaters in response to the COVID-19 pandemic. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties November 2, 2020 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, November 16, 2020, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13712239.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie pre-show is presented exclusively in 57 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,600 screens in over 1,600 theaters in 190 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.0% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19);3) increased competition for advertising expenditures; 4) changes to relationships with NCM LLC’s founding members; 5) inability to implement or achieve new revenue opportunities; 6) failure to realize the anticipated benefits of the 2019 amendments to the Company's exhibitor service agreements with Regal and Cinemark; 7) technological changes and innovations; 8) economic conditions, including the level of expenditures on cinema advertising; 9) our ability to renew or replace expiring advertising and content contracts; 10) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 11) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 12) fluctuations in operating costs; and 13) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2019, as updated in the Company's Quarterly Reports on Form 10-Q for the quarter ended March 26, 2020, June 25, 2020 and September 24, 2020, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Nine Months Ended
	September 24, 2020	September 26, 2019	September 24, 2020	September 26, 2019
Revenue	$6.0	$110.5	$74.7	$297.6
OPERATING EXPENSES:
Advertising operating costs	1.1	9.6	8.4	26.8
Network costs	1.8	3.2	6.3	10.1
Theater access fees and revenue share to founding members	1.8	20.1	19.5	60.8
Selling and marketing costs	7.5	17.0	28.1	48.4
Administrative and other costs	5.8	10.4	23.0	32.2
Impairment of long-lived assets	—	—	1.7	—
Depreciation expense	3.1	3.4	9.5	10.0
Amortization of intangibles recorded for network theater screen leases	6.2	6.8	18.4	20.7
Total	27.3	70.5	114.9	209.0
OPERATING (LOSS) INCOME	(21.3)	40.0	(40.2)	88.6
NON-OPERATING EXPENSES:
Interest on borrowings	13.7	13.8	40.9	42.4
Interest income	(0.1)	(0.4)	(0.6)	(1.4)
Loss (gain) on modification and retirement of debt, net	—	—	0.3	(0.3)
(Gain) loss on re-measurement of the payable to founding members under the tax receivable agreement	(1.0)	(0.5)	(0.7)	1.0
Other non-operating expense (income)	0.1	—	0.1	(0.3)
Total	12.7	12.9	40.0	41.4
(LOSS) INCOME BEFORE INCOME TAXES	(34.0)	27.1	(80.2)	47.2
Income tax (benefit) expense	(3.1)	4.3	(7.7)	6.0
CONSOLIDATED NET (LOSS) INCOME	(30.9)	22.8	(72.5)	41.2
Less: Net (loss) income attributable to noncontrolling interests	(18.2)	13.6	(42.3)	24.2
NET (LOSS) INCOME ATTRIBUTABLE TO NCM, INC.	$(12.7)	$9.2	$(30.2)	$17.0

NET (LOSS) INCOME PER NCM, INC. COMMON SHARE
Basic	$(0.16)	$0.12	$(0.39)	$0.22
Diluted	$(0.16)	$0.12	$(0.39)	$0.22

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,016,737	77,356,833	77,925,552	77,293,234
Diluted	78,016,737	77,883,571	77,925,552	77,687,393

Dividends declared per common share	$0.07	$0.17	$0.33	$0.51

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	September 24, 2020	December 26, 2019
Cash, cash equivalents and marketable securities	$220.7	$80.9
Receivables, net	10.8	170.8
Property and equipment, net	28.3	33.2
Total assets	1,097.8	1,130.0
Borrowings, gross	1,061.6	935.6
Total equity/(deficit)	(210.4)	(121.2)
Total liabilities and equity	1,097.8	1,130.0

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Quarter Ended
	September 24, 2020	September 26, 2019
Total Screens (100% Digital) at Period End (1)(6)(7)	20,698	21,073
Founding Member Screens at Period End (2)(6)(7)	16,752	16,852
DCN (Digital Content Network) Screens at Period End (3)(6)(7)	20,446	20,655

	Quarter Ended		Nine Months Ended
(in millions)	September 24, 2020	September 26, 2019	September 24, 2020	September 26, 2019
Total Attendance for Period (4)(6)	5.2	163.4	125.8	497.4
Founding Member Attendance for Period (5)(6)	4.1	135.2	103.9	412.6
Capital Expenditures (8)	$2.4	$3.6	$7.9	$10.5

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(7)	Excludes the temporary theater closures in response to the COVID-19 pandemic.
(8)	Includes certain other implementation costs associated with Cloud Computing Arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Nine Months Ended
	September 24, 2020	September 26, 2019	September 24, 2020	September 26, 2019
Revenue breakout:
National and regional advertising revenue	$3.5	$86.4	$55.0	$228.1
Local advertising revenue	2.3	16.8	14.0	47.3
Total advertising revenue (excluding beverage)	$5.8	$103.2	$69.0	$275.4

Total revenue	$6.0	$110.5	$74.7	$297.6

Per attendee data:
National and regional advertising revenue per attendee	$0.673	$0.529	$0.437	$0.459
Local advertising revenue per attendee	$0.442	$0.103	$0.111	$0.095
Total advertising revenue (excluding beverage) per attendee	$1.115	$0.632	$0.548	$0.554
Total revenue per attendee	$1.154	$0.676	$0.594	$0.598
Total attendance (1)	5.2	163.4	125.8	497.4

Other operating data:
Operating (loss) income	$(21.3)	$40.0	$(40.2)	$88.6
Adjusted OIBDA (2)	$(11.2)	$51.7	$(9.5)	$124.0
Adjusted OIBDA margin (2)	(186.7)%	46.8%	(12.7)%	41.7%

(Loss) income per share - basic	$(0.16)	$0.12	$(0.39)	$0.22
(Loss) income per share - diluted	$(0.16)	$0.12	$(0.39)	$0.22

Adjusted (loss) income per share - diluted (2)	$(0.16)	$0.12	$(0.38)	$0.22

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted loss per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  Adjusted OIBDA represents operating income before depreciation expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share-based compensation costs, impairments of long-lived assets and Chief Executive Officer transition costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on the Company's operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, impairments of long-lived assets, CEO turnover, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization of intangibles recorded for network theater screen leases, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share-based payment costs, impairments of long-lived assets, or costs associated with the resignation of the Company’s former Chief Executive Officer. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as a substitute for, financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating income to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Nine Months Ended		Year Ended
	September 24, 2020	September 26, 2019	September 24, 2020	September 26, 2019	December 26, 2019
Operating (loss) income	$(21.3)	$40.0	$(40.2)	$88.6	$161.3
Depreciation expense	3.1	3.4	9.5	10.0	13.6
Amortization of intangibles recorded for network theater screen leases	6.2	6.8	18.4	20.7	26.7
Share-based compensation costs (1)	0.8	1.4	1.1	4.3	5.5
Impairment of long-lived assets (2)	—	—	1.7	—	—
CEO transition costs	—	0.1	—	0.4	0.4
Adjusted OIBDA	$(11.2)	$51.7	$(9.5)	$124.0	$207.5
Total revenue	$6.0	$110.5	$74.7	$297.6	$444.8
Adjusted OIBDA margin	(186.7)%	46.8%	(12.7)%	41.7%	46.7%

Adjusted OIBDA	$(11.2)	$51.7	$(9.5)	$124.0	$207.5
Carmike and Rave Theaters integration and encumbered theater payments	—	5.6	1.4	13.7	22.3
Adjusted OIBDA after integration and encumbered theater payments	$(11.2)	$57.3	$(8.1)	$137.7	$229.8

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended		Nine Months Ended		Year Ended
	September 24, 2020	September 26, 2019	September 24, 2020	September 26, 2019	December 26, 2019
Share-based compensation costs included in network costs	$—	$0.2	$0.1	$0.3	$0.4
Share-based compensation costs included in selling and marketing costs	0.3	0.3	0.5	1.1	1.4
Share-based compensation costs included in administrative and other costs	0.5	0.9	0.5	2.9	3.7
Total share-based compensation costs	$0.8	$1.4	$1.1	$4.3	$5.5

(2)	The impairments of long-lived assets primarily relate to the write off of certain internally developed software.
Adjusted Net Loss and Loss per Share
Adjusted net loss and loss per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net loss and loss per share are calculated using reported net loss and loss per share and exclude the impairment of long-lived assets and CEO transition-related costs. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net loss should not be regarded as an alternative to net loss and should not be regarded as an alternative to loss per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net loss and loss per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss as previously reported to net loss as reported reflecting the impact of the change in accounting principle. In addition, as reported net loss and loss per share are reconciled to adjusted net loss and loss per share excluding the impairment of long-lived assets and CEO transition-related costs for the periods presented (dollars in millions):

	Three Months Ended		Nine Months Ended
	September 24, 2020	September 26, 2019	September 24, 2020	September 26, 2019
Net (loss) income as reported	$(12.7)	$9.2	$(30.2)	$17.0
Impairment of long-lived assets (1)	—	—	1.7	—
CEO transition costs (2)	—	0.1	—	0.4
Effect of noncontrolling interests (52.0%, 51.4%, 52.0%, and 51.4%, respectively)	—	(0.1)	(0.9)	(0.2)
Effect of provision for income taxes (19.8%, 33.4%, 20.4% and 26.9%, respectively) (3)	—	—	(0.2)	(0.1)
Net effect of adjusting items	$—	$—	$0.6	$0.1
Diluted net (loss) income excluding adjusting items	$(12.7)	$9.2	$(29.6)	$17.1

Weighted Average Shares Outstanding as reported and as adjusted
Diluted	78,016,737	77,883,571	77,925,552	77,687,393

Diluted (loss) income per share as reported	$(0.16)	$0.12	$(0.39)	$0.22
Net effect of adjusting items	—	—	0.01	—
Diluted (loss) income per share excluding adjusting items	$(0.16)	$0.12	$(0.38)	$0.22

(1)	The impairments of long-lived assets primarily relate to the write off of certain internally developed software.
(2)	Chief Executive Officer transition costs represent costs associated with the search for our Company CEO incurred in 2019 and are included in administrative expense in the accompanying financial tables.
(3)	The rates utilized to tax effect the adjusting items represent the effective tax rates for the respective periods.